UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 6)

AMC Networks Inc.

(Name of Issuer)

Class A Common Stock, par value $.01 per share

(Title of Class of Securities)

00164V 103

(CUSIP Number)

Richard D. Bohm

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

212-909-6000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

August 12, 2013

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 00164V 103

1.	Name of Reporting Person Charles F. Dolan, individually and as Trustee of the Charles F. Dolan 2009 Revocable Trust
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 811,036
	8.	Shared Voting Power 4,876,997
	9.	Sole Dispositive Power 811,036
	10.	Shared Dispositive Power 4,876,997
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,688,033
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 8.7%
14.	Type of Reporting Person IN

*	Excludes 6,267,191 shares of AMC Networks Inc. Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), issuable upon conversion of an equal number of shares of AMC Networks Inc. Class B Common Stock, par value $0.01 per share (“Class B Common Stock”), held by other Reporting Persons hereto as to which Charles F. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Helen A. Dolan, individually and as Trustee of the Helen A. Dolan 2009 Revocable Trust
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 479,164
	8.	Shared Voting Power 5,208,869
	9.	Sole Dispositive Power 479,164
	10.	Shared Dispositive Power 5,208,869
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,688,033
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 8.7%
14.	Type of Reporting Person IN

*	Excludes 6,267,191 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which Helen A. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person James L. Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 351,332
	8.	Shared Voting Power 1,012,821
	9.	Sole Dispositive Power 351,332
	10.	Shared Dispositive Power 1,012,821
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,364,153
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 2.2%
14.	Type of Reporting Person IN

*	Excludes 10,360,861 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which James L. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Thomas C. Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 47,555
	8.	Shared Voting Power 966,844
	9.	Sole Dispositive Power 47,555
	10.	Shared Dispositive Power 966,844
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,014,399
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 1.7%
14.	Type of Reporting Person IN

*	Excludes 10,528,379 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which Thomas C. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Patrick F. Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 33,604
	8.	Shared Voting Power 995,715
	9.	Sole Dispositive Power 33,604
	10.	Shared Dispositive Power 995,715
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,029,319
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 1.7%
14.	Type of Reporting Person IN

*	Excludes 10,471,917 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which Patrick F. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Kathleen M. Dolan, individually and as Trustee of the Ryan Dolan 1989 Trust and the Tara Dolan 1989 Trust and as a Trustee of each of the Charles F. Dolan Children Trusts
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 39,313
	8.	Shared Voting Power 5,792,019
	9.	Sole Dispositive Power 39,313
	10.	Shared Dispositive Power 5,792,019
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,831,332
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 8.8%
14.	Type of Reporting Person IN

*	Excludes 434,274 Shares of Class A Common Stock beneficially owned by Dolan Children’s Foundation as to which the Reporting Person serves as a director and 5,880,960 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which Kathleen M. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Marianne E. Dolan Weber
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 10,359
	8.	Shared Voting Power 1,039,776
	9.	Sole Dispositive Power 10,359
	10.	Shared Dispositive Power 1,039,776
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,050,135
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 1.7%
14.	Type of Reporting Person IN

*	Excludes 434,274 Shares of Class A Common Stock beneficially owned by Dolan Children’s Foundation as to which the Reporting Person serves as a director and 10,485,287 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which Marianne Dolan Weber disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Deborah A. Dolan-Sweeney, individually and as Trustee of the Marianne E. Dolan Weber 2012 Descendants Trust and the Patrick F. Dolan 2012 Descendants Trust
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 207,635
	8.	Shared Voting Power 1,203,788
	9.	Sole Dispositive Power 207,635
	10.	Shared Dispositive Power 1,203,788
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,411,423
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 2.3%
14.	Type of Reporting Person IN

*	Excludes 434,274 Shares of Class A Common Stock beneficially owned by Dolan Children’s Foundation as to which the Reporting Person serves as a director and 10,160,147 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which Deborah A. Dolan-Sweeney disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Lawrence J. Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 2,300
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 2,300
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,300
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.0%
14.	Type of Reporting Person IN

*	Excludes 11,484,408 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which Lawrence J. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person David M. Dolan, as a Trustee of each of the Charles F. Dolan 2009 Family Trusts, each of the CFD 2010 Grandchildren Trusts and the Charles F. Dolan 2012 Descendants Trust
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 301,556
	8.	Shared Voting Power 4,108,808
	9.	Sole Dispositive Power 301,556
	10.	Shared Dispositive Power 4,108,808
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,410,364
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 6.8%
14.	Type of Reporting Person IN

*	Excludes 7,383,912 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which David M. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.

Name of Reporting Person

Paul J. Dolan, as a Trustee of the Charles F. Dolan Children Trust FBO Kathleen M. Dolan, the Charles F. Dolan Children Trust FBO James L. Dolan and the Kathleen M. Dolan 2012 Descendants Trust

2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 96,550
	8.	Shared Voting Power 2,039,556
	9.	Sole Dispositive Power 96,550
	10.	Shared Dispositive Power 2,039,556
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,136,106
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 3.4%
14.	Type of Reporting Person IN

*	Excludes 9,538,509 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which Paul J. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Matthew J. Dolan, as a Trustee of the Charles F. Dolan Children Trust FBO Marianne Dolan Weber and the Charles F. Dolan Children Trust FBO Thomas C. Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 3,137
	8.	Shared Voting Power 1,905,510
	9.	Sole Dispositive Power 3,137
	10.	Shared Dispositive Power 1,905,510
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,908,647
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 3.1%
14.	Type of Reporting Person IN

*	Excludes 9,666,648 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which Matthew J. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.

Name of Reporting Person

Mary S. Dolan, as a Trustee of the Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney, the Charles F. Dolan Children Trust FBO Patrick F. Dolan, the Kathleen M. Dolan 2012 Descendants Trust, each of the Charles F. Dolan 2009 Family Trusts, each of the CFD 2010 Grandchildren Trusts and the Charles F. Dolan 2012 Descendants Trust

2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 6,810
	8.	Shared Voting Power 6,061,575
	9.	Sole Dispositive Power 6,810
	10.	Shared Dispositive Power 6,061,575
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,068,385
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 9.1%
14.	Type of Reporting Person IN

*	Excludes 5,478,956 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which Mary S. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Charles F. Dolan Children Trust FBO James L. Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 966,844
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 966,844
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 966,844
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 1.6%
14.	Type of Reporting Person OO

*	Excludes 10,557,450 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan Children Trust FBO James L. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Charles F. Dolan Children Trust FBO Thomas C. Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 966,844
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 966,844
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 966,844
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 1.6%
14.	Type of Reporting Person OO

*	Excludes 10,557,450 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan Children Trust FBO Thomas C. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Charles F. Dolan Children Trust FBO Patrick F. Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 886,015
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 886,015
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 886,015
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 1.4%
14.	Type of Reporting Person OO

*	Excludes 10,598,393 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan Children Trust FBO Patrick F. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Charles F. Dolan Children Trust FBO Kathleen M. Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 966,845
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 966,845
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 966,845
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 1.6%
14.	Type of Reporting Person OO

*	Excludes 10,565,427 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan Children Trust FBO Kathleen M. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Charles F. Dolan Children Trust FBO Marianne Dolan Weber
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 938,666
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 938,666
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 938,666
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 1.5%
14.	Type of Reporting Person OO

*	Excludes 10,593,606 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan Children Trust FBO Marianne Dolan Weber disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 966,845
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 966,845
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 966,845
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 1.6%
14.	Type of Reporting Person OO

*	Excludes 10,565,427 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person CFD 2009 Family Trust FBO James L. Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 828,245
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 828,245
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 828,245
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 1.4%
14.	Type of Reporting Person OO

*	Excludes 10,656,163 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan 2009 Family Trust FBO James L. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person CFD 2009 Family Trust FBO Thomas C. Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 862,306
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 862,306
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 862,306
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 1.4%
14.	Type of Reporting Person OO

*	Excludes 10,622,102 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan 2009 Family Trust FBO Thomas C. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person CFD 2009 Family Trust FBO Patrick F. Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 2,971
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 2,971
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,971
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.0%
14.	Type of Reporting Person OO

*	Excludes 11,481,437 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan 2009 Family Trust FBO Patrick F. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person CFD 2009 Family Trust FBO Kathleen M. Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 312,043
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 312,043
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 312,043
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.5%
14.	Type of Reporting Person OO

*	Excludes 11,172,365 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan 2009 Family Trust FBO Kathleen M. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person CFD 2009 Family Trust FBO Marianne E. Dolan Weber
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 375,043
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 375,043
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 375,043
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.6%
14.	Type of Reporting Person OO

*	Excludes 11,109,365 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan 2009 Family Trust FBO Marianne Dolan Weber disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person CFD 2009 Family Trust FBO Deborah A. Dolan-Sweeney
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 109,358
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 109,358
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 109,358
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.2%
14.	Type of Reporting Person OO

*	Excludes 11,375,050 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan 2009 Family Trust FBO Deborah A. Dolan-Sweeney disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Ryan Dolan 1989 Trust
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 15,156
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 15,156
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 15,156
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.0%
14.	Type of Reporting Person OO

*	Excludes 11,469,252 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Ryan Dolan 1989 Trust disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Tara Dolan 1989 Trust
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 15,156
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 15,156
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 15,156
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.0%
14.	Type of Reporting Person OO

*	Excludes 11,469,252 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Tara Dolan 1989 Trust disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person CFD 2010 Grandchildren Trust FBO Descendants of James L. Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.0%
14.	Type of Reporting Person OO

*	Excludes 11,484,408 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the CFD 2010 Grandchildren Trust FBO Descendants of James L. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person CFD 2010 Grandchildren Trust FBO Descendants of Patrick F. Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 375,302
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 375,302
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 375,302
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.6%
14.	Type of Reporting Person OO

*	Excludes 11,109,106 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the CFD 2010 Grandchildren Trust FBO Descendants of Patrick F. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person CFD 2010 Grandchildren Trust FBO Descendants of Kathleen M. Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 375,302
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 375,302
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 375,302
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.6%
14.	Type of Reporting Person OO

*	Excludes 11,109,106 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the CFD 2010 Grandchildren Trust FBO Descendants of Kathleen M. Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person CFD 2010 Grandchildren Trust FBO Descendants of Marianne E. Dolan Weber
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 375,302
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 375,302
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 375,302
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.6%
14.	Type of Reporting Person OO

*	Excludes 11,109,106 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the CFD 2010 Grandchildren Trust FBO Descendants of Marianne E. Dolan Weber disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person CFD 2010 Grandchildren Trust FBO Descendants of Deborah A. Dolan-Sweeney
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 375,302
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 375,302
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 375,302
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.6%
14.	Type of Reporting Person OO

*	Excludes 11,109,106 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the CFD 2010 Grandchildren Trust FBO Descendants of Deborah A. Dolan-Sweeney disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Charles F. Dolan 2012 Descendants Trust
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 109,322
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 109,322
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 109,322
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.2%
14.	Type of Reporting Person OO

*	Excludes 11,375,086 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Charles F. Dolan 2012 Descendants Trust disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Kathleen M. Dolan 2012 Descendants Trust
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 99,960
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 99,960
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 99,960
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.2%
14.	Type of Reporting Person OO

*	Excludes 11,384,448 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Kathleen M. Dolan 2012 Descendants Trust disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Deborah A. Dolan-Sweeney 2012 Descendants Trust
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 197,645
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 197,645
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 197,645
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.3%
14.	Type of Reporting Person OO

*	Excludes 11,286,763 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Deborah A. Dolan-Sweeney 2012 Descendants Trust disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Marianne E. Dolan Weber 2012 Descendants Trust
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 99,960
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 99,960
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 99,960
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.2%
14.	Type of Reporting Person OO

*	Excludes 11,384,448 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Marianne E. Dolan Weber 2012 Descendants Trust disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person Patrick F. Dolan 2012 Descendants Trust
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 102,032
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 102,032
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 102,032
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.2%
14.	Type of Reporting Person OO

*	Excludes 11,382,376 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the Patrick F. Dolan 2012 Descendants Trust disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person CFD 2010 Grandchildren Trust FBO Aidan Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 17,030
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 17,030
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 17,030
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.0%
14.	Type of Reporting Person OO

*	Excludes 11,467,378 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the CFD 2010 Grandchildren Trust FBO Aidan Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

CUSIP NO. 00164V 103

1.	Name of Reporting Person CFD 2010 Grandchildren Trust FBO Quentin Dolan
2.	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
3.	SEC Use Only
4.	Source of Funds 00 – See Item 3 of Statement
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
6.	Citizenship or Place of Organization U.S.A.
Number of Shares Beneficially Owned By Each Reporting Person With	7.	Sole Voting Power 17,030
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 17,030
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 17,030
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares ☒*
13.	Percent of Class Represented by Amount in Row (11) 0.0%
14.	Type of Reporting Person OO

*	Excludes 11,467,378 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock held by other Reporting Persons hereto as to which the CFD 2010 Grandchildren Trust FBO Quentin Dolan disclaims beneficial ownership. This report shall not be construed as an admission that such person is the beneficial owner of such securities.

AMENDMENT NO. 6 TO SCHEDULE 13D

This Amendment to Schedule 13D is being filed jointly by (i) the individuals (in their individual capacity and/or as trustee or co-trustee of specified trusts) and trusts listed in Item 2(a) below (the “Group Members”) who may be deemed to beneficially own all of the shares of Class B Common Stock of AMC Networks Inc. (the “Issuer”), par value $.01 per share (the “Class B Common Stock”), which are convertible share for share at the option of the holder into Class A Common Stock of the Issuer, par value $.01 per share (the “Class A Common Stock,” and together with the Class B Common Stock, the “Common Stock”), and a certain number of shares of Class A Common Stock, in each case as described herein, and (ii) the CFD 2010 Grandchildren Trust FBO Descendants of James L. Dolan and Lawrence J. Dolan to reflect, among other matters, (A) the disposition of all Issuer securities held by the CFD 2010 Grandchildren Trust FBO Descendants of James L. Dolan and its ceasing to be a Group Member, (B) the resignation of Lawrence J. Dolan as a trustee of the 2009 Family Trusts, the CFD 2010 Grandchildren Trusts (in each case, as defined in Item 2 below) and the Charles F. Dolan 2012 Descendants Trust, and his ceasing to be a trustee of a Group Member, and the appointment of Mary S. Dolan as a trustee of such trusts, and (C) the addition of the CFD 2010 Grandchildren Trust FBO Aidan Dolan and the CFD 2010 Grandchildren Trust FBO Quentin Dolan as new Group Members (the “New Group Members”).

The Schedule 13D (the “Schedule”) filed by the original Group Members on June 30, 2011, as amended and supplemented by Amendment No. 1 filed on September 16, 2011, Amendment No. 2 filed on November 18, 2011, Amendment No. 3 filed on August 16, 2012, Amendment No. 4 filed on December 26, 2012 and Amendment No. 5 filed on June 27, 2013, is hereby amended and supplemented by the Reporting Persons as set forth below in this Amendment No. 6.

Item 2	Identity and Background.

The disclosure in Item 2 is hereby amended by amending and restating part (a) thereof as follows:

(a) The names of the Reporting Persons who are Group Members are: Charles F. Dolan, individually and as Trustee of the Charles F. Dolan 2009 Revocable Trust (the “CFD 2009 Trust”); Helen A. Dolan, individually and as Trustee of the Helen A. Dolan 2009 Revocable Trust (the “HAD 2009 Trust”); James L. Dolan; Thomas C. Dolan; Patrick F. Dolan; Kathleen M. Dolan, individually and as a Trustee of the Charles F. Dolan Children Trust FBO Kathleen M. Dolan, the Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney, the Charles F. Dolan Children Trust FBO Marianne Dolan Weber, the Charles F. Dolan Children Trust FBO Patrick F. Dolan, the Charles F. Dolan Children Trust FBO Thomas C. Dolan and the Charles F. Dolan Children Trust FBO James L. Dolan (hereinafter collectively referred to as the “Dolan Children Trusts” and individually, a “Dolan Children Trust”), and as sole Trustee of the Ryan Dolan 1989 Trust and the Tara Dolan 1989 Trust; Marianne E. Dolan Weber; Deborah A. Dolan-Sweeney, individually and as Trustee of the Marianne E. Dolan Weber 2012 Descendants Trust and the Patrick F. Dolan 2012 Descendants Trust; David M. Dolan, as a Trustee of the CFD 2009 Family Trust FBO Patrick F. Dolan, the CFD 2009 Family Trust FBO Thomas C. Dolan, the CFD 2009 Family Trust FBO James L. Dolan, the CFD 2009 Family Trust FBO Marianne E. Dolan Weber, the CFD 2009 Family Trust FBO Kathleen M. Dolan and the CFD 2009 Family Trust FBO Deborah A. Dolan-Sweeney (collectively, the “2009 Family Trusts” and individually, a “2009 Family Trust”), as a Trustee of the CFD 2010 Grandchildren Trust FBO Descendants of Kathleen M. Dolan, CFD 2010 Grandchildren Trust FBO Descendants of Deborah A. Dolan-Sweeney, CFD 2010 Grandchildren Trust FBO Descendants of Marianne E. Dolan Weber, CFD 2010 Grandchildren Trust FBO Descendants of Patrick F. Dolan (collectively, the “CFD 2010 Grandchildren Trusts” and individually, a “2010 Grandchildren Trust”) and the Charles F. Dolan 2012 Descendants Trust; Paul J. Dolan, as a Trustee of the Dolan Children Trusts FBO Kathleen M. Dolan and James L. Dolan, and the Kathleen M. Dolan 2012 Descendants Trust; Matthew J. Dolan, as a Trustee of the Dolan Children Trusts FBO Marianne Dolan Weber and Thomas C. Dolan; Mary S. Dolan, as a Trustee of the Dolan Children Trusts FBO Deborah Dolan-Sweeney and Patrick F. Dolan, the Kathleen M. Dolan 2012 Descendants Trust, each of the 2009 Family Trusts, each of the CFD 2010 Grandchildren Trusts, and the Charles F. Dolan 2012 Descendants

Trust; Dolan Children Trust FBO Kathleen M. Dolan; Dolan Children Trust FBO Marianne Dolan Weber; Dolan Children Trust FBO Deborah Dolan-Sweeney; Dolan Children Trust FBO James L. Dolan; Dolan Children Trust FBO Thomas C. Dolan; Dolan Children Trust FBO Patrick F. Dolan; 2009 Family Trust FBO James L. Dolan; 2009 Family Trust FBO Thomas C. Dolan; 2009 Family Trust FBO Patrick F. Dolan; 2009 Family Trust FBO Kathleen M. Dolan; 2009 Family Trust FBO Marianne E. Dolan Weber; 2009 Family Trust FBO Deborah A. Dolan-Sweeney; Ryan Dolan 1989 Trust; Tara Dolan 1989 Trust; CFD 2010 Grandchildren Trust FBO Descendants of Deborah A. Dolan-Sweeney; CFD 2010 Grandchildren Trust FBO Descendants of Kathleen M. Dolan; CFD 2010 Grandchildren Trust FBO Descendants of Marianne E. Dolan Weber; CFD 2010 Grandchildren Trust FBO Descendants of Patrick F. Dolan; the Charles F. Dolan 2012 Descendants Trust; the Kathleen M. Dolan 2012 Descendants Trust; the Deborah A. Dolan-Sweeney 2012 Descendants Trust; the Marianne E. Dolan Weber 2012 Descendants Trust; the Patrick F. Dolan 2012 Descendants Trust; CFD 2010 Grandchildren Trust FBO Aidan Dolan; and CFD 2010 Grandchildren Trust FBO Quentin Dolan. The CFD 2010 Grandchildren Trust FBO Descendants of James L. Dolan ceased to be a Group Member on August 12, 2013. Lawrence J. Dolan, in his capacity as a trustee of certain trusts, ceased to be a Group Member on August 13, 2013.

The disclosure in Item 2(b) is hereby amended by (i) changing all references of “William A. Frewin” to “Renzo Mori” and (ii) adding the following at the end thereof:

Trusts:

CFD 2010 Grandchildren Trust FBO Aidan Dolan is a trust established under the laws of the State of New York for the benefit of Aidan Dolan and has an address of c/o Knickerbocker Group LLC, attention: Kerrie Juras, PO Box 420, Oyster Bay, New York 11771. Kristin A. Dolan is the trustee of the trust and has the same address.

CFD 2010 Grandchildren Trust FBO Quentin Dolan is a trust established under the laws of the State of New York for the benefit of Quentin Dolan and has an address of c/o Knickerbocker Group LLC, attention: Kerrie Juras, PO Box 420, Oyster Bay, New York 11771. Kristin A. Dolan is the trustee of the trust and has the same address.

The disclosure in Item 2(d) is hereby amended by adding the following at the end thereof:

Neither New Group Member, during the last five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

The disclosure in Item 2(e) is hereby amended by adding the following at the end thereof:

Neither New Group Member, during the last five years, has been a party to a civil proceeding of a judicial body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3	Source and Amount of Funds or Other Consideration

The disclosure in Item 3 is hereby amended by adding the following at the end thereof:

On August 12, 2013, the CFD 2010 Grandchildren Trust FBO Descendants of James L. Dolan transferred 68,121 shares of the Issuer’s Class B Common Stock to each of the CFD 2010 Grandchildren Trust FBO Aidan Dolan and the CFD 2010 Grandchildren Trust FBO Quentin Dolan.

Please see Item 5(c) for additional information regarding the transactions effected on August 12, 2013. The information with respect to these transactions is incorporated by reference herein.

Item 4	Purpose of Transaction

The disclosure in Item 4 is hereby amended by adding the following to the end thereof:

Each of the transactions described in Item 3 above effected by the CFD 2010 Grandchildren Trust FBO Descendants of James L. Dolan on August 12, 2013 was effected for estate planning purposes for Charles F. Dolan.

Item 5	Interest in Securities of the Issuer

The disclosure in Item 5(a) and (b) is hereby amended and restated to read in its entirety as follows:

(a) and (b) The Group Members may be deemed to beneficially own an aggregate of 12,460,438 shares of Class A Common Stock as a result of their beneficial ownership of (i) 976,030 shares of Class A Common Stock (including 47,405 shares of restricted stock and options to purchase 230,750 shares of Class A Common Stock that are exercisable within sixty days of this filing), and (ii) 11,484,408 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 17.3% of the total shares of the Issuer’s common stock currently outstanding. Group Members in the aggregate may be deemed to have the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 11,484,408 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock (representing all outstanding Class B Common Stock) because of the terms of the Class B Stockholders’ Agreement (see Item 6 below). Individuals who are Group Members solely in their capacity as trustees of trusts that are Group Members may be deemed to beneficially own an additional 430,531 shares of Class A Common Stock. Each of the Reporting Persons disclaims beneficial ownership of the securities held by the other Reporting Persons, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities.

Charles F. Dolan may be deemed to beneficially own an aggregate of 5,688,033 shares of Class A Common Stock, including (i) 470,816 shares of Class A Common Stock (including 19,850 shares of restricted stock and options to purchase 111,000 shares of Class A Common Stock that are exercisable within sixty days of this filing) and (ii) 5,217,217 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 8.7% of the shares of Class A Common Stock currently outstanding. He may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 811,036 shares of Class A Common Stock (including 40,903 shares of Class A Common Stock owned of record personally, 19,850 shares of restricted stock owned of record personally and options owned of record personally to purchase 111,000 shares of Class A Common Stock that are exercisable within sixty days of this filing, 1,726 shares of Class A Common Stock and 637,557 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the CFD 2009 Trust) and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 4,876,997 shares of Class A Common Stock (including 297,337 shares of Class A Common Stock owned of record by the Dolan Family Foundation and 4,579,660 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock, including 479,164 shares of Class B Common Stock owned of record by the HAD 2009 Trust, 2,489,966 shares of Class B Common Stock owned of record by the 2009 Family Trusts, 1,501,208 shares of Class B Common Stock owned of record by the CFD 2010 Grandchildren Trusts and 109,322 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Charles F. Dolan 2012 Descendants Trust). He disclaims beneficial ownership of 297,337 shares of Class A Common Stock owned of record by the Dolan Family Foundation, and 4,579,660 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock, including 479,164 shares of Class B Common Stock owned of record by the HAD 2009 Trust, 2,489,966 shares of Class B Common Stock owned of record by the 2009 Family Trusts, 1,501,208 shares of Class B Common Stock owned of record by the CFD 2010 Grandchildren Trusts and 109,322 shares of Class B Common Stock owned of record by the Charles F. Dolan 2012 Descendants Trust, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities.

Helen A. Dolan may be deemed to beneficially own an aggregate of 5,688,033 shares of Class A Common Stock, including (i) 470,816 shares of Class A Common Stock (including 19,850 shares of restricted stock and options to purchase 111,000 shares of Class A Common Stock that are exercisable within sixty days of this filing) and (ii) 5,217,217 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 8.7% of the shares of Class A Common Stock currently outstanding. She may be deemed to have (a) the sole power to vote or direct the vote of 479,164 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 5,208,869 shares of Class A Common Stock (including 297,337 shares of Class A Common Stock owned of record by the Dolan Family Foundation; 40,903 shares of Class A Common Stock, 19,850 shares of restricted stock and options to purchase 111,000 shares of Class A Common Stock exercisable within sixty days of this filing owned of record personally by her spouse, Charles F. Dolan; 1,726 shares of Class A Common Stock owned of record by the CFD 2009 Trust; and 4,738,053 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock, including 637,557 shares of Class B Common Stock owned of record by the CFD 2009 Trust, 2,489,966 shares of Class B Common Stock owned of record by the 2009 Family Trusts, 1,501,208 shares of Class B Common Stock owned of record by the CFD 2010 Grandchildren Trusts and 109,322 shares of Class B Common Stock owned of record by the Charles F. Dolan 2012 Descendants Trust). She disclaims beneficial ownership of 297,337 shares of Class A Common Stock owned of record by the Dolan Family Foundation, 40,903 shares of Class A Common Stock, 19,850 shares of restricted stock and options to purchase 111,000 shares of Class A Common Stock exercisable within sixty days of this filing owned of record personally by her spouse, 1,726 of Class A Common Stock owned of record by the CFD 2009 Trust, and 4,738,053 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock, including 637,557 shares of Class B Common Stock owned of record by the CFD 2009 Trust, 2,489,966 shares of Class B Common Stock owned of record by the 2009 Family Trusts, 1,501,208 shares of Class B Common Stock owned of record by the CFD 2010 Grandchildren Trusts and 109,322 shares of Class B Common Stock owned of record by the Charles F. Dolan 2012 Descendants Trust, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities.

James L. Dolan may be deemed to beneficially own an aggregate of 1,364,153 shares of Class A Common Stock, including (i) 240,606 shares of Class A Common Stock (including 20,855 shares of restricted stock and options to purchase 111,000 shares of Class A Common Stock that are exercisable within sixty days of this filing) and (ii) 1,123,547 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 2.2% of the shares of Class A Common Stock currently outstanding. He may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 351,332 shares of Class A Common Stock (including 56,178 shares of Class A Common Stock owned of record personally, 1,925 shares of Class A Common Stock held as custodian for one or more minor children, 19,700 shares of restricted stock owned of record personally, options owned of record personally to purchase 111,000 shares of Class A Common Stock that are exercisable within sixty days of this filing and 162,529 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record personally) and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 1,012,821 shares of Class A Common Stock (including 1,250 shares of Class A Common Stock owned of record jointly with his spouse, 5,661 shares of Class A Common Stock owned of record personally by his spouse, 401 shares of Class A Common Stock owned of record by his spouse through a 401(k) plan, 1,155 shares of restricted stock owned of record personally by his spouse, 3,450 shares of Class A Common Stock owned of record by members of his household, and 39,886 shares of Class A Common Stock owned of record by the Dolan Children Trust for his benefit and 926,958 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trust for his benefit, and an aggregate of 34,060 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the CFD 2010 Grandchildren Trusts FBO Aidan and Quentin Dolan for which his spouse serves as trustee). He disclaims beneficial ownership of 1,925 shares of Class A Common Stock held as custodian for one or more minor children, 3,450 shares of Class A

Common Stock owned of record by members of his household, 5,661 shares of Class A Common Stock owned of record personally by his spouse, 401 shares owned of record by his spouse through a 401(k) plan, 1,155 shares of restricted stock owned of record personally by his spouse and 39,886 shares of Class A Common Stock and 926,958 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trust for his benefit, and an aggregate of 34,060 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the CFD 2010 Grandchildren Trusts FBO Aidan and Quentin Dolan for which his spouse serves as trustee, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities. See Exhibit A.

Thomas C. Dolan may be deemed to beneficially own 1,014,399 shares of Class A Common Stock, including (i) 58,370 shares of Class A Common Stock (including 3,400 shares of restricted stock) and (ii) 956,029 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This amount represents approximately 1.7% of the shares of Class A Common Stock currently outstanding. He may be deemed to have the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 47,555 shares of Class A Common Stock (including 15,084 shares of Class A Common Stock owned of record personally, 3,400 shares of restricted stock owned of record personally and 29,071 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record personally) and the shared power to vote or direct the vote of and to dispose of or to direct the disposition of 39,886 shares of Class A Common Stock and 926,958 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trust for his benefit. He disclaims beneficial ownership of 39,886 shares of Class A Common Stock and 926,958 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trust for his benefit, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities. See Exhibit A.

Patrick F. Dolan may be deemed to beneficially own an aggregate of 1,029,319 shares of Class A Common Stock, including (i) 16,828 shares of Class A Common Stock (including 1,650 shares of restricted stock and options to purchase 3,000 shares of Class A Common Stock that are exercisable within sixty days of this filing) and (ii) 1,012,491 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 1.7% of the shares of Class A Common Stock currently outstanding. He may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 33,604 shares of Class A Common Stock (including 4,510 shares of Class A Common Stock owned of record personally, 1,650 shares of restricted stock owned of record personally, options to purchase 3,000 shares of Class A Common Stock that are exercisable within sixty days of this filing owned of record personally and 24,444 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record personally) and (b) the current shared power to vote or direct the vote of and to dispose of or to direct the disposition of 995,715 shares of Class A Common Stock (including 4,256 shares of Class A Common Stock owned of record jointly with his spouse, 525 shares of Class A Common Stock owned of record personally by his spouse, 2,300 shares of Class A Common Stock owned of record by members of his household, 587 shares of Class A Common Stock owned of record by the Daniel P. Mucci Trust (the “Mucci Trust”) for which he serves as a trustee and 886,015 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trust for his benefit and 102,032 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Patrick F. Dolan 2012 Descendants Trust). He disclaims beneficial ownership of 525 shares of Class A Common Stock owned of record personally by his spouse, 2,300 shares of Class A Common Stock owned of record by members of his household, 587 shares of Class A Common Stock held by the Mucci Trust, and 886,015 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trust for his benefit and 102,032 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Patrick F. Dolan 2012 Descendants Trust, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities. See Exhibit A.

Kathleen M. Dolan may be deemed to beneficially own an aggregate of 5,831,332 shares of Class A Common Stock, including (i) 227,884 shares of Class A Common Stock and (ii) 5,603,448 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 8.8% of the shares of Class A Common Stock currently outstanding. She may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 39,313 shares of Class A Common Stock (including 2,220 shares of Class A Common Stock owned of record personally, 4,481 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record personally, 2,300 shares of Class A Common Stock held as custodian for one or more minor children and an aggregate of 30,312 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Ryan Dolan 1989 Trust and the Tara Dolan 1989 Trust) and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 5,792,019 shares of Class A Common Stock (including an aggregate of 223,364 shares of Class A Common Stock owned of record by the Dolan Children Trusts, an aggregate of 5,468,695 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trusts and 99,960 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Kathleen M. Dolan 2012 Descendants Trust). She disclaims beneficial ownership of 2,300 shares of Class A Common Stock held as custodian for one or more minor children, an aggregate of 233,364 shares of Class A Common Stock owned of record by the Dolan Children Trusts and an aggregate of 5,598,967 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trusts, the Ryan Dolan 1989 Trust, the Tara Dolan 1989 Trust and the Kathleen M. Dolan 2012 Descendants Trust, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities. See Exhibit A.

Marianne E. Dolan Weber may be deemed to beneficially own an aggregate of 1,050,135 shares of Class A Common Stock, including (i) 51,014 shares of Class A Common Stock (including options to purchase 2,000 shares of Class A Common Stock that are exercisable within sixty days of this filing) and (ii) 999,121 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 1.7% of the shares of Class A Common Stock currently outstanding. She may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 10,359 shares of Class A Common Stock (including options to purchase 2,000 shares of Class A Common Stock that are exercisable within sixty days of this filing owned of record personally and 8,359 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record personally) and (b) the current shared power to vote or direct the vote of and to dispose of or to direct the disposition of 1,039,776 shares of Class A Common Stock (including 1,150 shares of Class A Common Stock owned of record by a member of her household, 47,864 shares of Class A Common Stock owned by the Dolan Children Trust for her benefit, 890,802 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trust for her benefit and 99,960 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Marianne E. Dolan Weber 2012 Descendants Trust). She disclaims beneficial ownership of 1,150 shares of Class A Common Stock owned of record by a member of her household, 47,864 shares of Class A Common Stock owned of record by the Dolan Children Trust for her benefit, 890,802 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trust for her benefit and 99,960 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Marianne E. Dolan Weber 2012 Descendants Trust, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities. See Exhibit A.

Deborah A. Dolan-Sweeney may be deemed to beneficially own an aggregate of 1,411,423 shares of Class A Common Stock, including (i) 87,162 shares of Class A Common Stock (including 1,650 shares of restricted stock and options to purchase 3,750 shares of Class A Common Stock that are exercisable within sixty days of this filing) and (ii) 1,324,261 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 2.3% of the shares of Class A Common Stock currently outstanding. She may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 207,635 shares of Class A Common Stock (including 5,643 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record personally and an aggregate of 201,992 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Marianne E. Dolan Weber 2012 Descendants Trust and the Patrick F. Dolan 2012 Descendants Trust for which she serves as trustee) and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 1,203,788 shares of Class A Common Stock (including 26,223 shares of Class A Common Stock, 1,650 shares of restricted stock and options to purchase 3,750 shares of Class A Common Stock that are exercisable within sixty days of this filing owned of record by her spouse, 7,675 shares of Class A Common Stock held by trusts for which her spouse serves as co-trustee and 47,864 shares of Class A Common Stock owned of record by the Dolan Children Trust for her benefit, 918,981 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trust for her benefit, and 197,645 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Deborah A. Dolan-Sweeney 2012 Descendants Trust for which her spouse serves as trustee). She disclaims beneficial ownership of 26,223 shares of Class A Common Stock, 1,650 shares of restricted stock and options to purchase 3,750 shares of Class A Common Stock that are exercisable within sixty days of this filing owned of record by her spouse, 7,675 shares of Class A Common Stock held by trusts for which her spouse serves as co-trustee, 47,864 shares of Class A Common Stock and 918,981 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trust for her benefit, 197,645 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Deborah A. Dolan-Sweeney 2012 Descendants Trust for which her spouse serves as trustee, and an aggregate of 201,992 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Marianne E. Dolan Weber 2012 Descendants Trust and the Patrick F. Dolan 2012 Descendants Trust for which she serves as trustee, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities. See Exhibit A.

Lawrence J. Dolan may be deemed to beneficially own an aggregate of 2,300 shares of Class A Common Stock. He may be deemed to have the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 2,300 shares of Class A Common Stock owned of record with his spouse. The information contained on page 10 of this Schedule 13D is hereby incorporated by reference.

David M. Dolan may be deemed to beneficially own an aggregate of 4,410,364 shares of Class A Common Stock, including (i) 309,868 shares of Class A Common Stock and (ii) 4,100,496 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 6.8% of the shares of Class A Common Stock currently outstanding. He may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 301,556 shares of Class A Common Stock (including 2,351 shares of Class A Common Stock owned of record by the David M. Dolan Revocable Trust and 299,205 shares of Class A Common Stock owned of record by the Charles F. Dolan Charitable Remainder Trust) and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 4,108,808 shares of Class A Common Stock (including 2,300 shares of Class A Common Stock owned of record jointly with his spouse, 5,250 shares of Class A Common Stock owned of record by the Ann H. Dolan Revocable Trust, 762 shares of Class A Common Stock held by his spouse as custodian for a minor child, an aggregate of 2,489,966 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the 2009 Family Trusts, an aggregate of 1,501,208 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the CFD 2010 Grandchildren Trusts, and 109,322 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Charles F. Dolan 2012 Descendants Trust). He disclaims beneficial ownership of 299,205 shares of Class A Common Stock owned of record by the Charles F. Dolan Charitable Remainder Trust, 5,250 shares of Class A Common Stock owned of record by the Ann H. Dolan Revocable Trust, 762 shares of Class A Common Stock held by his spouse as custodian for a minor child, an aggregate of 2,489,966 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the 2009 Family Trusts, an aggregate of 1,501,208 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the CFD 2010 Grandchildren Trusts and 109,322 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Charles F. Dolan 2012 Descendants Trust, and this report shall not be deemed to be an admission that he is the beneficial owner of such securities. See Exhibit A.

Paul J. Dolan may be deemed to beneficially own an aggregate of 2,136,106 shares of Class A Common Stock, including (i) 190,207 shares of Class A Common Stock, and (ii) 1,945,899 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 3.4% of the shares of Class A Common Stock currently outstanding. He may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 96,550 shares of Class A Common Stock (including 5,108 shares of Class A Common Stock held as custodian for one or more minor children and 91,442 shares of Class A Common Stock owned of record by the CFD Trust No. 10) and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 2,039,556 shares of Class A Common Stock (including 5,907 shares of Class A Common Stock owned of record jointly with his spouse, an aggregate of 87,750 shares of Class A Common Stock owned of record by the Dolan Children Trusts for the benefit of Kathleen M. Dolan and James L. Dolan, an aggregate of 1,845,939 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trusts for the benefit of Kathleen M. Dolan and James L. Dolan and 99,960 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Kathleen M. Dolan 2012 Descendants Trust). He disclaims beneficial ownership of 5,108 shares of Class A Common Stock held as custodian for one or more minor children, 91,442 shares of Class A Common Stock owned of record by the CFD Trust No. 10, an aggregate of 87,750 shares of Class A Common Stock owned of record by the Dolan Children Trusts for the benefit of Kathleen M. Dolan and James L. Dolan, an aggregate of 1,845,939 shares of Class B Common Stock owned of record by the Dolan Children Trusts for the benefit of Kathleen M. Dolan and James L. Dolan, and 99,960 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Kathleen M. Dolan 2012 Descendants Trust, and this report shall not be deemed to be an admission that he is the beneficial owner of such securities. See Exhibit A.

Matthew J. Dolan may be deemed to beneficially own an aggregate of 1,908,647 shares of Class A Common Stock, including (i) 90,887 shares of Class A Common Stock and (ii) 1,817,760 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 3.1% of the shares of Class A Common Stock currently outstanding. He may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 3,137 shares of Class A Common Stock (including 1,750 shares of Class A Common Stock owned of record personally and 1,387 shares of Class A Common Stock held as custodian for a minor child) and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 1,905,510 shares of Class A Common Stock (including an aggregate of 87,750 shares of Class A Common stock owned of record by the Dolan Children Trusts for the benefit of Marianne Dolan Weber and Thomas C. Dolan and an aggregate of 1,817,760 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trusts for the benefit of Marianne Dolan Weber and Thomas C. Dolan). He disclaims beneficial ownership of 1,387 shares of Class A Common Stock held as custodian for a minor child, an aggregate of 87,750 shares of Class A Common Stock owned of record by the Dolan Children Trusts for the benefit of Marianne Dolan Weber and Thomas C. Dolan and an aggregate of 1,817,760 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trusts for the benefit of Marianne Dolan Weber and Thomas C. Dolan, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities. See Exhibit A.

Mary S. Dolan may be deemed to beneficially own an aggregate of 6,068,385 shares of Class A Common Stock, including (i) 62,933 shares of Class A Common Stock and (ii) 6,005,452 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 9.1% of the shares of Class A Common Stock currently outstanding. She may be deemed to have (a) the sole power to vote or direct the vote and to dispose of or direct the disposition of 6,810 shares of Class A Common Stock held as custodian for one or more minor children and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 6,061,575 shares of Class A Common Stock (including 8,259 shares of Class A Common Stock owned of record jointly with her spouse, an aggregate of 47,864 shares of Class A Common Stock owned of record by the Dolan Children Trusts for the benefit of Deborah A. Dolan-Sweeney and Patrick F. Dolan, an aggregate of 1,804,996 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trusts for the benefit of Deborah Dolan-Sweeney and Patrick F. Dolan, 99,960 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Kathleen M. Dolan 2012 Descendants Trust, an aggregate of 2,489,966 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the 2009 Family Trusts, an aggregate of 1,501,208 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the CFD 2010 Grandchildren Trusts, and 109,322 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Charles F. Dolan 2012 Descendants Trust). She disclaims beneficial ownership of 6,810 shares of Class A Common Stock held as custodian for one or more minor children, an aggregate of 47,864 shares of Class A Common Stock owned of record by the Dolan Children Trusts for the benefit of Deborah Dolan-Sweeney and Patrick F. Dolan, an aggregate of 1,804,996 shares of Class A Common Stock issuable upon the conversion of Class B Common Stock owned of record by the Dolan Children Trusts for the benefit of Deborah Dolan-Sweeney and Patrick F. Dolan, 99,960 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Kathleen M. Dolan 2012 Descendants Trust, an aggregate of 2,489,966 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the 2009 Family Trusts, an aggregate of 1,501,208 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the CFD 2010 Grandchildren Trusts, and 109,322 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Charles F. Dolan 2012 Descendants Trust, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities. See Exhibit A.

The Charles F. Dolan Children Trust FBO James L. Dolan may be deemed to beneficially own an aggregate of 966,844 shares of Class A Common Stock, including (i) 39,886 shares of Class A Common Stock and (ii) 926,958 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. Kathleen M. Dolan and Paul J. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. The information contained on page 15 of this Schedule 13D is hereby incorporated by reference.

The Charles F. Dolan Children Trust FBO Thomas C. Dolan may be deemed to beneficially own an aggregate of 966,844 shares of Class A Common Stock, including (i) 39,886 shares of Class A Common Stock and (ii) 926,958 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. Kathleen M. Dolan and Matthew J. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. The information contained on page 16 of this Schedule 13D is hereby incorporated by reference.

The Charles F. Dolan Children Trust FBO Patrick F. Dolan may be deemed to beneficially own an aggregate of 886,015 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. Kathleen M. Dolan and Mary S. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. The information contained on page 17 of this Schedule 13D is hereby incorporated by reference.

The Charles F. Dolan Children Trust FBO Kathleen M. Dolan may be deemed to beneficially own an aggregate of 966,845 shares of Class A Common Stock, including (i) 47,864 shares of Class A Common Stock and (ii) 918,981 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. Kathleen M. Dolan and Paul J. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. The information contained on page 18 of this Schedule 13D is hereby incorporated by reference.

The Charles F. Dolan Children Trust FBO Marianne Dolan Weber may be deemed to beneficially own an aggregate of 938,666 shares of Class A Common Stock, including (i) 47,864 shares of Class A Common Stock and (ii) 890,802 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. Kathleen M. Dolan and Matthew J. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. The information contained on page 19 of this Schedule 13D is hereby incorporated by reference.

The Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney may be deemed to beneficially own an aggregate of 966,845 shares of Class A Common Stock, including (i) 47,864 shares of Class A Common Stock and (ii) 918,981 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. Kathleen M. Dolan and Mary S. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. The information contained on page 20 of this Schedule 13D is hereby incorporated by reference.

The 2009 Family Trust FBO James L. Dolan may be deemed to beneficially own an aggregate of 828,245 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. David M. Dolan and Lawrence J. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. Charles F. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. The information contained on page 21 of this Schedule 13D is hereby incorporated by reference.

The 2009 Family Trust FBO Thomas C. Dolan may be deemed to beneficially own an aggregate of 862,306 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. David M. Dolan and Lawrence J. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. Charles F. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. The information contained on page 22 of this Schedule 13D is hereby incorporated by reference.

The 2009 Family Trust FBO Patrick F. Dolan may be deemed to beneficially own an aggregate of 2,971 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. David M. Dolan and Lawrence J. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. Charles F. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. The information contained on page 23 of this Schedule 13D is hereby incorporated by reference.

The 2009 Family Trust FBO Kathleen M. Dolan may be deemed to beneficially own an aggregate of 312,043 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. David M. Dolan and Lawrence J. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. Charles F. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. The information contained on page 24 of this Schedule 13D is hereby incorporated by reference.

The 2009 Family Trust FBO Marianne Dolan Weber may be deemed to beneficially own an aggregate of 375,043 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. David M. Dolan and Lawrence J. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. Charles F. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. The information contained on page 25 of this Schedule 13D is hereby incorporated by reference.

The 2009 Family Trust FBO Deborah A. Dolan-Sweeney may be deemed to beneficially own an aggregate of 109,358 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. David M. Dolan and Lawrence J. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. Charles F. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor The information contained on page 26 of this Schedule 13D is hereby incorporated by reference.

The Ryan Dolan 1989 Trust may be deemed to beneficially own an aggregate of 15,156 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. Kathleen M. Dolan is the trustee and has the sole power to vote and dispose of the shares held by the trust. The information contained on page 27 of this Schedule 13D is hereby incorporated by reference.

The Tara Dolan 1989 Trust may be deemed to beneficially own an aggregate of 15,156 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. Kathleen M. Dolan is the trustee and has the sole power to vote and dispose of the shares held by the trust. The information contained on page 28 of this Schedule 13D is hereby incorporated by reference.

The CFD 2010 Grandchildren Trust FBO Descendants of James L. Dolan ceased to own any shares of the Issuer on August 12, 2013.

The CFD 2010 Grandchildren Trust FBO Descendants of Patrick F. Dolan may be deemed to beneficially own an aggregate of 375,302 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. David M. Dolan and Lawrence J. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. Charles F. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. The information contained on page 30 of this Schedule 13D is hereby incorporated by reference.

The CFD 2010 Grandchildren Trust FBO Descendants of Kathleen M. Dolan may be deemed to beneficially own an aggregate of 375,302 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. David M. Dolan and Lawrence J. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. Charles F. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. The information contained on page 31 of this Schedule 13D is hereby incorporated by reference.

The CFD 2010 Grandchildren Trust FBO Descendants of Marianne E. Dolan Weber may be deemed to beneficially own an aggregate of 375,302 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. David M. Dolan and Lawrence J. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. Charles F. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. The information contained on page 32 of this Schedule 13D is hereby incorporated by reference.

The CFD 2010 Grandchildren Trust FBO Descendants of Deborah A. Dolan-Sweeney may be deemed to beneficially own an aggregate of 375,302 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. David M. Dolan and Lawrence J. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. Charles F. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. The information contained on page 33 of this Schedule 13D is hereby incorporated by reference.

The Charles F. Dolan 2012 Descendants Trust may be deemed to beneficially own an aggregate of 109,322 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. David M. Dolan and Lawrence J. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. Charles F. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because he has the right to substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. The information contained on page 34 of this Schedule 13D is hereby incorporated by reference.

The Kathleen M. Dolan 2012 Descendants Trust may be deemed to beneficially own an aggregate of 99,960 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. Paul J. Dolan and Mary S. Dolan are the trustees and have the shared power to vote and dispose of the shares held by the trust. Kathleen M. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because she has to right the substitute assets with the trust, subject to the trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. The information contained on page 35 of this Schedule 13D is hereby incorporated by reference.

The Deborah A. Dolan-Sweeney 2012 Descendants Trust may be deemed to beneficially own an aggregate of 197,645 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. Brian G. Sweeney is the trustee and has the sole power to vote and dispose of the shares held by the trust. Deborah A. Dolan-Sweeney may be deemed to share power to direct the disposition of the shares held by the trust because she has the right to substitute assets with the trust, subject to the trustee’s reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. The information contained on page 36 of this Schedule 13D is hereby incorporated by reference.

Brian G. Sweeney may be deemed to beneficially own an aggregate of 1,411,423 shares of Class A Common Stock, including (i) 87,162 shares of Class A Common Stock (including 1,650 shares of restricted stock and options to purchase 3,750 shares of Class A Common Stock that are exercisable within sixty days of this filing) and (ii) 1,324,261 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 2.3% of the shares of Class A Common Stock currently outstanding. He may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 236,943 shares of Class A Common Stock (including 26,223 shares of Class A Common Stock owned of record personally, 7,675 shares of Class A

Common Stock held as custodian for one or more minor children, 1,650 shares of restricted stock owned of record personally and options owned of record personally to purchase 3,750 shares of Class A Common Stock that are exercisable within sixty days of this filing, and 197,645 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Deborah A. Dolan-Sweeney 2012 Descendants Trust for which he serves as trustee) and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 1,174,480 shares of Class A Common Stock (including 5,643 shares of Class A Common Stock owned of record by his spouse, an aggregate of 47,864 shares of Class A Common Stock owned of record by the Dolan Children Trust for the benefit of his spouse, 918,981 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trust for the benefit of his spouse, and an aggregate of 201,992 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Marianne E. Dolan Weber 2012 Descendants Trust and the Patrick F. Dolan 2012 Descendants Trust for which his spouse serves as trustee). He disclaims beneficial ownership of 5,643 shares of Class A Common Stock owned of record by his spouse, 7,675 shares of Class A Common Stock held as custodian for one or more minor children, 47,864 shares of Class A Common Stock owned of record by the Dolan Children Trust for the benefit of his spouse, 918,981 shares of Class A Common Stock issuable upon the conversion of Class B Common Stock owned of record by the Dolan Children Trust for the benefit of his spouse, 197,645 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Deborah A. Dolan-Sweeney 2012 Descendants Trust for which he serves as trustee, and an aggregate of 201,992 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Marianne E. Dolan Weber 2012 Descendants Trust and the Patrick F. Dolan 2012 Descendants Trust for which his spouse serves as trustee, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities. See Exhibit A.

The Marianne E. Dolan Weber 2012 Descendants Trust may be deemed to beneficially own an aggregate of 99,960 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. Deborah A. Dolan-Sweeney is the trustee and has the sole power to vote and dispose of the shares held by the trust. Marianne E. Dolan Weber may be deemed to share power to direct the disposition of the shares held by the trust because she has the right to substitute assets with the trust, subject to the trustee’s reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. The information contained on page 37 of this Schedule 13D is hereby incorporated by reference.

The Patrick F. Dolan 2012 Descendants Trust may be deemed to beneficially own an aggregate of 102,032 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. Deborah A. Dolan-Sweeney is the trustee and has the sole power to vote and dispose of the shares held by the trust. Patrick F. Dolan may be deemed to share power to direct the disposition of the shares held by the trust because he has the right to substitute assets with the trust, subject to the trustee’s reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor. The information contained on page 38 of this Schedule 13D is hereby incorporated by reference.

The CFD 2010 Grandchildren Trust FBO Aidan Dolan may be deemed to beneficially own an aggregate of 17,030 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. Kristin A. Dolan is the trustee and has the sole power to vote and dispose of the shares held by the trust. The information contained on page 39 of this Schedule 13D is hereby incorporated by reference.

The CFD 2010 Grandchildren Trust FBO Quentin Dolan may be deemed to beneficially own an aggregate of 17,030 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. Kristin A. Dolan is the trustee and has the sole power to vote and dispose of the shares held by the trust. The information contained on page 40 of this Schedule 13D is hereby incorporated by reference.

Kristin A. Dolan may be deemed to beneficially own an aggregate of 1,364,153 shares of Class A Common Stock, including (i) 240,606 shares of Class A Common Stock (including 20,855 shares of restricted stock and options to purchase 111,000 shares of Class A Common Stock that are exercisable within sixty days of this filing) and (ii) 1,123,547 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock. This aggregate amount represents approximately 2.2% of the shares of Class A Common Stock currently outstanding. She may be deemed to have (a) the sole power to vote or direct the vote of and to dispose of or to direct the disposition of 41,277 shares of Class A Common Stock (including 5,661 shares of Class A Common Stock, 1,155 shares of restricted stock owned of record personally, 401 shares of Class A Common Stock held personally through a 401(k) plan, and an aggregate of 34,060 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the CFD 2010 Grandchildren Trusts FBO Aidan and Quentin Dolan for which she serves as trustee) and (b) the current shared power to vote or direct the vote of and to dispose of or direct the disposition of 1,322,876 shares of Class A Common Stock (including 56,178 shares of Class A Common Stock, 19,700 shares of restricted stock and options to purchase 111,000 shares of Class A Common Stock that are exercisable within sixty days of this filing and 162,529 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record personally by her spouse, 1,925 shares of Class A Common Stock held as custodian by her spouse for one or more minor children, 3,450 shares of Class A Common Stock owned of record by members of her household, and 39,886 shares of Class A Common Stock owned of record by the Dolan Children Trust for the benefit of her spouse and 926,958 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the Dolan Children Trust for the benefit of her spouse). She disclaims beneficial ownership of 1,925 shares of Class A Common Stock held as custodian by her spouse for one or more minor children, 3,450 shares of Class A Common Stock owned of record by members of her household, 56,178 shares of Class A Common Stock,19,700 shares of restricted stock and options to purchase 111,000 shares of Class A Common Stock that are exercisable within sixty days of this filing and 162,529 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record personally by her spouse, 39,886 shares of Class A Common Stock owned of record by the Dolan Children Trust for the benefit of her spouse, 926,958 shares of Class A Common Stock issuable upon the conversion of Class B Common Stock owned of record by the Dolan Children Trust for the benefit of her spouse, and an aggregate of 34,060 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Class B Common Stock owned of record by the CFD 2010 Grandchildren Trusts FBO Aidan and Quentin Dolan for which she serves as trustee, and this report shall not be deemed to be an admission that such person is the beneficial owner of such securities. See Exhibit A.

(c) The following transactions in the Issuer’s Securities have been effected by Group Members within the 60 days prior to this filing:

On August 12, 2013, the CFD 2010 Grandchildren Trust FBO Descendants of James L. Dolan transferred the number of shares of Class B Common Stock listed in the table below to the respective trusts listed in the table below. No funds were exchanged in connection with any of such transfers of shares of the Issuer’s Class B Common Stock.

Transferor	Number of shares of Class B Common Stock	Transferee
CFD 2010 Grandchildren Trust FBO Descendants of James L. Dolan	17,030	CFD 2010 Grandchildren Trust FBO Aidan Dolan

CFD 2010 Grandchildren Trust FBO Descendants of James L. Dolan	17,030	CFD 2010 Grandchildren Trust FBO Quentin Dolan

(d) See Exhibit A, which is incorporated by reference herein.

(e) On August 12, 2013, the CFD 2010 Grandchildren Trust FBO Descendants of James L. Dolan ceased to be a beneficial owner of Issuer securities and a Group Member, and on August 13, 2013, Lawrence J. Dolan, in his capacity as a trustee of certain trusts, ceased to be a Group Member.

Item 6	Contracts, Arrangements, Understandings or Relationships with respect to Securities of the Issuer

The disclosure in the section of Item 6 entitled “THE CLASS B STOCKHOLDERS AGREEMENT” is hereby amended by adding the following paragraph after the end of the last paragraph thereof:

On August 12, 2013, the CFD 2010 Grandchildren Trust FBO Aidan Dolan and the CFD 2010 Grandchildren Trust FBO Quentin Dolan became parties to the 2nd A&R Class B Stockholders Agreement, the CFD 2010 Grandchildren Trust FBO Descendants of James L. Dolan ceased to be a party to such agreement. On August 13, 2013, Lawrence J. Dolan, in his capacity as trustee of certain trusts, ceased to be a party to such agreement.

Item 7	Material to be Filed as an Exhibit

The disclosure in Item 7 is hereby supplemented by adding the following in appropriate numerical order:

Exhibit B.6: Joint Filing Agreement, dated August 22, 2013.

Exhibit C.5: Powers of Attorney for each of:

Kristin A. Dolan.

CFD 2010 Grandchildren Trust FBO Aidan Dolan.

CFD 2010 Grandchildren Trust FBO Quentin Dolan.

Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Date: August 22, 2013

CHARLES F. DOLAN, individually, and as Trustee of the Charles F. Dolan 2009 Revocable Trust

*
Charles F. Dolan

HELEN A. DOLAN, individually, and as Trustee of the Helen A. Dolan 2009 Revocable Trust

*
Helen A. Dolan

JAMES L. DOLAN, individually

*
James L. Dolan

THOMAS C. DOLAN, individually

/s/ Thomas C. Dolan
Thomas C. Dolan

PATRICK F. DOLAN, individually

*
Patrick F. Dolan

MARIANNE E. DOLAN WEBER, individually

*
Marianne E. Dolan Weber

DEBORAH A. DOLAN-SWEENEY, individually, and as Trustee of the Marianne E. Dolan Weber 2012 Descendants Trust and the Patrick F. Dolan 2012 Descendants Trust

*
Deborah A. Dolan-Sweeney

KATHLEEN M. DOLAN, individually, and as a Trustee of the Charles F. Dolan Children Trust FBO Kathleen M. Dolan, the Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney, the Charles F. Dolan Children Trust FBO Marianne Dolan Weber, the Charles F. Dolan Children Trust FBO Patrick F. Dolan, the Charles F. Dolan Children Trust FBO Thomas C. Dolan and the Charles F. Dolan Children Trust FBO James L. Dolan, and as Trustee of the Ryan Dolan 1989 Trust and the Tara Dolan 1989 Trust

*
Kathleen M. Dolan

DAVID M. DOLAN, not individually but as a Trustee of the CFD 2009 Family Trust FBO James L. Dolan, the CFD 2009 Family Trust FBO Thomas C. Dolan, the CFD 2009 Family Trust FBO Patrick F. Dolan, the CFD 2009 Family Trust FBO Kathleen M. Dolan, the CFD 2009 Family Trust FBO Marianne E. Dolan Weber, the CFD 2009 Family Trust FBO Deborah A. Dolan-Sweeney, the CFD 2010 Grandchildren Trust FBO Descendants of Kathleen M. Dolan, the CFD 2010 Grandchildren Trust FBO Descendants of Deborah A. Dolan-Sweeney, the CFD 2010 Grandchildren Trust FBO Descendants of Marianne E. Dolan Weber, the CFD 2010 Grandchildren Trust FBO Descendants of Patrick F. Dolan, the CFD 2010 Grandchildren Trust FBO Descendants of James L. Dolan and the Charles F. Dolan 2012 Descendants Trust

*
David M. Dolan

PAUL J. DOLAN, not individually but as a Trustee of the Charles F. Dolan Children Trust FBO Kathleen M. Dolan, the Charles F. Dolan Children Trust FBO James L. Dolan and the Kathleen M. Dolan 2012 Descendants Trust

*
Paul J. Dolan

MATTHEW J. DOLAN, not individually but as a Trustee of the Charles F. Dolan Children Trust FBO Marianne Dolan Weber and the Charles F. Dolan Children Trust FBO Thomas C. Dolan

*
Matthew J. Dolan

MARY S. DOLAN, not individually but as a Trustee of the Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney, the Charles F. Dolan Children Trust FBO Patrick F. Dolan, the Kathleen M. Dolan 2012 Descendants Trust, the CFD 2009 Family Trust FBO James L. Dolan, the CFD 2009 Family Trust FBO Thomas C. Dolan, the CFD 2009 Family Trust FBO Patrick F. Dolan, the CFD 2009 Family Trust FBO Kathleen M. Dolan, the CFD 2009 Family Trust FBO Marianne E. Dolan Weber, the CFD 2009 Family Trust FBO Deborah A. Dolan-Sweeney, the CFD 2010 Grandchildren Trust FBO Descendants of Kathleen M. Dolan, the CFD 2010 Grandchildren Trust FBO Descendants of Deborah A. Dolan-Sweeney, the CFD 2010 Grandchildren Trust FBO Descendants of Marianne E. Dolan Weber, the CFD 2010 Grandchildren Trust FBO Descendants of Patrick F. Dolan, the CFD 2010 Grandchildren Trust FBO Descendants of James L. Dolan and the Charles F. Dolan 2012 Descendants Trust

*
Mary S. Dolan

DEBORAH A. DOLAN-SWEENEY 2012 DESCENDANTS TRUST

/s/ Brian G. Sweeney
By: Brian G. Sweeney, as Trustee

CFD 2010 GRANDCHILDREN TRUST FBO AIDAN DOLAN

*
By: Kristin A. Dolan, as Trustee

CFD 2010 GRANDCHILDREN TRUST FBO QUENTIN DOLAN

*
By: Kristin A. Dolan, as Trustee

LAWRENCE J. DOLAN

*
Lawrence J. Dolan

*By:	/s/ Brian G. Sweeney
Brian G. Sweeney As Attorney-in-Fact

Exhibit A

Kathleen M. Dolan is a co-Trustee of each of the Charles F. Dolan Children Trust FBO James L. Dolan (with Paul J. Dolan as co-Trustee), the Charles F. Dolan Children Trust FBO Patrick F. Dolan (with Mary S. Dolan as co-Trustee), the Charles F. Dolan Children Trust FBO Thomas C. Dolan (with Matthew J. Dolan as co-Trustee), the Charles F. Dolan Children Trust FBO Kathleen M. Dolan (with Paul J. Dolan as co-Trustee), the Charles F. Dolan Children Trust FBO Marianne Dolan Weber (with Matthew J. Dolan as co-Trustee) and the Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney (with Mary S. Dolan as co-Trustee) (hereinafter referred to, collectively, as the “Dolan Children Trusts”, and individually, as a “Dolan Children Trust”).

The following table lists each Dolan Children Trust’s name and the name of its beneficiary (each a “Current Beneficiary”).

Name of Trust	Current Beneficiary
Charles F. Dolan Children Trust FBO James L. Dolan	James L. Dolan
Charles F. Dolan Children Trust FBO Patrick F. Dolan	Patrick F. Dolan
Charles F. Dolan Children Trust FBO Thomas C. Dolan	Thomas C. Dolan
Charles F. Dolan Children Trust FBO Kathleen M. Dolan	Kathleen M. Dolan
Charles F. Dolan Children Trust FBO Marianne Dolan Weber	Marianne Dolan Weber
Charles F. Dolan Children Trust FBO Deborah Dolan-Sweeney	Deborah A. Dolan-Sweeney

For each Dolan Children Trust other than the Dolan Children Trust for the benefit of Kathleen M. Dolan, distributions of income and principal can be made in the discretion of the Trustees to the Current Beneficiary. For the Dolan Children Trust for the benefit of Kathleen M. Dolan, distributions of income and principal can be made in the discretion of the non-beneficiary Trustee to the Current Beneficiary. The Current Beneficiary of each Dolan Children Trust has the power to appoint additional or successor Trustees, including himself or herself, and to remove Trustees with respect to his or her trust. In the event that a Current Beneficiary becomes a Trustee of his or her trust, distributions of income and principal to the Current Beneficiary will be made in the discretion of the non-beneficiary Trustee. For each Dolan Children Trust, the Current Beneficiary has the power during his or her life to appoint all or part of the assets of his or her trust to or for the benefit of one or more of his or her descendants. Any unappointed portion of such trust will pass, in further trust, per stirpes to the Current Beneficiary’s then living descendants, or if none, per stirpes to the then living descendants of Charles F. Dolan, or if none, among the heirs-at-law of Charles F. Dolan.

The Current Beneficiary of any Dolan Children Trust can be said to have only a contingent economic interest in the securities of the Issuer held by such Dolan Children Trust because the non-beneficiary Trustee thereof has the sole discretion to distribute or accumulate the income from each Dolan Children Trust and the sole discretion to distribute the principal of each Dolan Children Trust to the Current Beneficiary of such Dolan Children Trust.

Kathleen M. Dolan is the sole Trustee of the Ryan Dolan 1989 Trust and the Tara Dolan 1989 Trust (together, the “CFD 1989 Grandchildren Trusts” and individually, a “CFD 1989 Grandchild Trust”). All of the net income of the relevant CFD 1989 Grandchild Trust is distributed to the respective beneficiary. In addition, during the continuance of the relevant CFD 1989 Grandchild Trust, the Trustee in the Trustee’s discretion may distribute the principal of the relevant CFD 1989 Grandchild Trust to or for the benefit of the respective beneficiary. Upon the respective beneficiary attaining age 40, the relevant CFD 1989 Grandchild Trust for the respective beneficiary terminates and is to be distributed to such beneficiary. If the respective beneficiary dies before attaining age 40, such beneficiary has a testamentary general power of appointment over the relevant CFD 1989 Grandchild Trust. In default of the exercise of such power of appointment, the relevant CFD 1989 Grandchild Trust will be distributed to the respective beneficiary’s then-living issue, per stirpes, or if none, to Charles F. Dolan’s then-living grandchildren, in equal shares, or if none, to Charles F. Dolan’s then-living issue, per stirpes.

Each of Mary S. Dolan and David M. Dolan (each, a “2009 Family Trustee” and together, the “2009 Family Trustees”) is currently a trustee of the Charles F. Dolan 2009 Family Trusts (the “2009 Family Trusts”). The property held in the 2009 Family Trusts is held in separate trusts, such that there is one trust in respect of each living child of Charles F. Dolan. The beneficiaries of each trust are the child for whom the trust was set apart and his or her descendants (each, a “Beneficiary”). As a 2009 Family Trustee, Mary S. Dolan has the shared power to vote and dispose of all shares held by the 2009 Family Trusts. David M. Dolan, as a 2009 Family Trustee, shares the power to vote and dispose of all shares held by the 2009 Family Trusts.

During the life of each child of Charles F. Dolan, distributions of income and principal of his or her trust can be made in the discretion of Mary S. Dolan and David M. Dolan, as 2009 Family Trustees, among the Beneficiaries of each such trust. After the death or incompetence of both Charles F. Dolan and Helen A. Dolan, each child of Charles F. Dolan will have the power to appoint additional or successor Trustees, including himself or herself, and to remove Trustees with respect to his or her 2009 Family Trust. In the event that a Beneficiary becomes a Trustee of his or her 2009 Family Trust, distributions of income and principal from such 2009 Family Trust will be made in the discretion of the non-beneficiary Trustee. Charles F. Dolan has the right to substitute assets with each of the 2009 Family Trusts, subject to the 2009 Family Trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor.

Each child of Charles F. Dolan has a testamentary power of appointment over the 2009 Family Trust for his or her benefit, except that any shares of Class B Common Stock can only be appointed in further trust for the benefit of any one or more of the descendants of Charles F. Dolan upon substantially the same terms as the 2009 Family Trusts. Upon the death of a child of Charles F. Dolan, the 2009 Family Trustees will distribute any remaining unappointed trust principal of such trust in continuing trust for such child’s then living descendants, per stirpes. If there are no such living descendants, then the 2009 Family Trustees will distribute any remaining trust principal to the other 2009 Family Trusts for the benefit of the then living descendants of Charles F. Dolan. If there are no such living descendants, the trust principal will be distributed to the Dolan Family Foundation or any successor thereto or, if it is not then in existence, then to a charitable organization.

Each Beneficiary has a right of withdrawal with respect to certain contributions made to his or her respective trust that constitute a gift within the meaning of Chapter 12 of the Internal Revenue Code, and that do not exceed the gift tax exclusion found in Section 2503(b) of the Code. If the right of withdrawal is not exercised, such right lapses with respect to all or a certain portion of such gift on each of the following dates: (i) 30 days following Charles F. Dolan’s death, (ii) the last day of the calendar year in which such gift is made (or 60 days following the gift, if later), and (iii) the first day of the subsequent calendar year. A donor may deny any Beneficiary the right of withdrawal with respect to a gift. To the extent of this right of withdrawal, each Beneficiary of such trust may be said to have a direct economic interest in trust assets, including, if applicable, securities of the Issuer which may be contributed as a gift to the 2009 Family Trusts. Currently, no portion of trust assets may be withdrawn by any Beneficiary pursuant to the right of withdrawal.

Except to the extent of the right of withdrawal, each Beneficiary of the 2009 Family Trusts has only a contingent economic interest in the securities of the Issuer held by the 2009 Family Trusts because Mary S. Dolan and David M. Dolan, as 2009 Family Trustees thereof, have the sole discretion to distribute or accumulate the income and the sole discretion to distribute the principal of the 2009 Family Trusts to each Beneficiary.

The following table lists each 2009 Family Trust’s name and the names of its beneficiaries (each a “Current Beneficiary”).

Name of Trust	Current Beneficiaries
CFD 2009 Family Trust FBO James L. Dolan	James L. Dolan and his descendants
CFD 2009 Family Trust FBO Patrick F. Dolan	Patrick F. Dolan and his descendants
CFD 2009 Family Trust FBO Thomas C. Dolan	Thomas C. Dolan
CFD 2009 Family Trust FBO Kathleen M. Dolan	Kathleen M. Dolan and her descendants
CFD 2009 Family Trust FBO Marianne Dolan Weber	Marianne Dolan Weber and her descendants
CFD 2009 Family Trust FBO Deborah A. Dolan-Sweeney	Deborah A. Dolan-Sweeney and her descendants

Each of Mary S. Dolan and David M. Dolan (each, a “2010 Grandchildren Trustee” and together, the “2010 Grandchildren Trustees”) is currently a trustee of the Charles F. Dolan 2010 Grandchildren Trusts (the “2010 Grandchildren Trusts”). The property held in the 2010 Grandchildren Trusts is held in four separate trusts, such that there is one trust in respect of the descendants, respectively, of each of the following children of Charles F. Dolan: Patrick F. Dolan, Kathleen M. Dolan, Marianne Dolan Weber and Deborah A. Dolan-Sweeney. The beneficiaries of each trust are the descendants of each child for whom the trust was set apart (collectively, the “Beneficiaries”). As a 2010 Grandchildren Trustee, Mary S. Dolan has the shared power to vote and dispose of any shares held by the 2010 Grandchildren Trusts. David M. Dolan, as a 2010 Grandchildren Trustee, shares the power to vote and dispose of any shares held by the 2010 Grandchildren Trusts.

Distributions of income and principal of each 2010 Grandchildren Trust can be made in the discretion of Mary S. Dolan and David M. Dolan, as 2010 Grandchildren Trustees, to any one or more of the Beneficiaries of each such trust, without equality of treatment. After the death or incompetence of both Charles F. Dolan and Helen A. Dolan, each child of Charles F. Dolan will have the power to appoint additional or successor Trustees (not including himself or herself) and to remove Trustees with respect to the 2010 Grandchildren Trust for the benefit of his or her descendants. After the death of a child of Charles F. Dolan, a majority of the adult descendants of that child will have the power to appoint additional or successor Trustees (including themselves) and to remove Trustees with respect to the 2010 Grandchildren Trust for their benefit. In the event that a Beneficiary becomes a Trustee of the 2010 Grandchildren Trust of which he or she is a beneficiary, distributions of income and principal from such trust will be made in the discretion of the non-beneficiary Trustee. Charles F. Dolan has the right to substitute assets with each of the 2010 Grandchildren Trusts, subject to the 2010 Grandchildren Trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor.

Upon the death of the last surviving Beneficiary of a 2010 Grandchildren Trust, the 2010 Grandchildren Trustees will distribute any remaining trust principal to the other 2010 Grandchildren Trusts for the benefit of the then living descendants of Charles F. Dolan’s children. If there are no such living descendants, the trust principal will be distributed to the Dolan Family Foundation or any successor thereto or, if it is not then in existence, then to a charitable organization.

Each Beneficiary has a right of withdrawal with respect to certain contributions made to the trust of which he or she is a beneficiary that constitute a gift within the meaning of Chapter 12 of the Internal Revenue Code, and that do not exceed the gift tax exclusion found in Section 2503(b) of the Code. If the right of withdrawal is not exercised, such right lapses with respect to all or a certain portion of such gift on each of the following dates: (i) 30 days following Charles F. Dolan’s death, (ii) the last day of the calendar year in which such gift is made (or 60 days following the gift, if later), and (iii) the first day of the subsequent calendar year. A donor may deny any Beneficiary the right of withdrawal with respect to a gift.

To the extent of this right of withdrawal, each Beneficiary of such trust may be said to have a direct economic interest in trust assets, including, if applicable, securities of the Issuer which may be contributed as a gift to the 2010 Grandchildren Trusts. Currently, no portion of trust assets may be withdrawn by any Beneficiary pursuant to the right of withdrawal.

Except to the extent of the right of withdrawal, each Beneficiary of the 2010 Grandchildren Trusts has only a contingent economic interest in any securities of the Issuer held by the 2010 Grandchildren Trusts because Mary S. Dolan and David M. Dolan, as 2010 Grandchildren Trustees, have the sole discretion to distribute or accumulate the income and the sole discretion to distribute the principal of the 2010 Grandchildren Trusts to the Beneficiaries.

Each of Mary S. Dolan and David M. Dolan (each, a “CFD 2012 Descendants Trustee” and together, the “CFD 2012 Descendants Trustees”) is currently a trustee of the Charles F. Dolan 2012 Descendants Trust (the “CFD 2012 Descendants Trust”). The property held in the CFD 2012 Descendants Trust is held in a single trust fund for the benefit of the twelve youngest grandchildren and any future grandchildren of Charles F. Dolan (each, a “Beneficiary” and collectively, the “Beneficiaries”). Mary S. Dolan, as a CFD 2012 Descendants Trustee, has the shared power to vote and dispose of any shares held by the CFD 2012 Descendants Trust. David M. Dolan, as a CFD 2012 Descendants Trustee, shares the power to vote and dispose of any shares held by the CFD 2012 Descendants Trust.

Until the oldest Beneficiary reaches the age of 21, distributions of income and principal of the CFD 2012 Descendants Trust may be made in the discretion of Mary S. Dolan and David M. Dolan, as CFD 2012 Descendants Trustees, to any one or more of the Beneficiaries, without equality of treatment. After the death or incompetence of both Charles F. Dolan and Helen A. Dolan, the children of Mr. and Mrs. Dolan who are the parents of the Beneficiaries will have the power, by majority vote, to appoint additional or successor trustees, including themselves, and to remove trustees. Charles F. Dolan has the right to substitute assets with the CFD 2012 Descendants Trust, subject to the CFD 2012 Descendants Trustees’ reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor.

When the oldest Beneficiary reaches the age of 21, the CFD 2012 Descendants Trust will terminate and any remaining principal will be divided into equal shares for the Beneficiaries and will be transferred to their separate trusts under the Charles F. Dolan 2012 Grandchildren Trust. If a future grandchild is born for whom there is no separate 2012 Grandchildren Trust, the CFD 2012 Descendants Trustees are authorized to create a trust for that grandchild with the same terms as the 2012 Grandchildren Trusts and to transfer that grandchild’s share to that trust.

Each Beneficiary has a right of withdrawal with respect to certain contributions made to the CFD 2012 Descendants Trust that constitute a gift within the meaning of Chapter 12 of the Internal Revenue Code and that do not exceed the gift tax exclusion found in Section 2503(b) of the Code. If the right of withdrawal is not exercised, such right lapses with respect to all or a certain portion of such gift on each of the following dates: (i) 30 days following Charles F. Dolan’s death, (ii) the last day of the calendar year in which such gift is made (or 60 days following the gift, if later), and (iii) the first day of the subsequent calendar year. A donor may deny any Beneficiary the right of withdrawal with respect to a gift. To the extent of this right of withdrawal, each Beneficiary of such trust may be said to have a direct economic interest in trust assets, including, if applicable, securities of the Issuer which may be contributed as a gift to the CFD 2012 Descendants Trust. Currently, no portion of trust assets may be withdrawn by any Beneficiary pursuant to the right of withdrawal.

Except to the extent of the right of withdrawal, each Beneficiary of the CFD 2012 Descendants Trust has only a contingent economic interest in any securities of the Issuer held by the CFD 2012 Descendants Trust because Mary S. Dolan and David M. Dolan, as CFD 2012 Descendants Trustees, have the sole discretion to distribute or accumulate the income and the sole discretion to distribute the principal of the CFD 2012 Descendants Trust to the Beneficiaries.

Each of Paul J. Dolan and Mary S. Dolan is currently a trustee of the Kathleen M. Dolan 2012 Descendants Trust. Brian G. Sweeney is currently the sole trustee of the Deborah A. Dolan-Sweeney 2012 Descendants Trust. Deborah A. Dolan-Sweeney is currently the sole trustee of the Marianne E. Dolan Weber 2012 Descendants Trust and the Patrick F. Dolan 2012 Descendants Trust (each of the foregoing trusts a “2012 Descendants Trust” and collectively, the “2012 Descendants Trusts” and each of Kathleen M. Dolan, Deborah A. Dolan-Sweeney, Marianne E. Dolan Weber and Patrick F. Dolan, the “Settlor”).

The beneficiaries of each 2012 Descendants Trust are the descendants of the Settlor of such trust as set forth in the table below (collectively, the “Beneficiaries”). Paul J. Dolan, as a trustee of the 2012 Descendants Trust for the benefit of the descendants of Kathleen M. Dolan, has the shared power to vote and dispose of any shares held by such 2012 Descendants Trust. Mary S. Dolan, as a trustee of the 2012 Descendants Trust for the benefit of the descendants of Kathleen M. Dolan, has the shared power to vote and dispose of any shares held by such 2012 Descendants Trust. Brian G. Sweeney, as the sole trustee of the 2012 Descendants Trust for the benefit of the descendants of Deborah A. Dolan-Sweeney, has the power to vote and dispose of any shares held by such 2012 Descendants Trust. Deborah A. Dolan-Sweeney, as the sole trustee of the 2012 Descendants Trust for the benefit of the descendants of Marianne E. Dolan Weber and the 2012 Descendants Trust for the benefit of the descendants of Patrick F. Dolan, has the power to vote and dispose of any shares held by such 2012 Descendants Trusts.

Distributions of income and/or principal of each 2012 Descendants Trust can be made in the discretion of its 2012 Descendants Trustee to any one or more of the Beneficiaries of each such trust, without equality of treatment. The Settlor of each 2012 Descendants Trust has the power to appoint additional or successor trustees (not including himself or herself) and to remove trustees of the 2012 Descendants Trust for the benefit of his or her descendants. Brian G. Sweeney has such power with respect to the 2012 Descendants Trust for the benefit of the descendants of Deborah A. Dolan-Sweeney after Deborah A. Dolan-Sweeney’s death. After the death of the Settlor of a 2012 Descendants Trust, the adult children of the Settlor will have the power to appoint additional or successor trustees (including themselves) of such trusts, and after their deaths, the adult grandchildren of the Settlor will have these powers. The Settlor of each 2012 Descendants Trust has the right to substitute assets with the 2012 Descendants Trust settled by him or her, subject to the reasonable satisfaction of the 2012 Descendants Trustee or Trustees of such trust that the substitute assets received by the trust are of equal value to the trust property exchanged therefor.

Each 2012 Descendants Trust terminates on the earlier to occur of (1) the expiration of 21 years after the death of the last surviving descendant of Charles F. Dolan who was alive at the creation of the trust or (2) the death of the last surviving descendant of the Settlor. Upon such termination, any remaining trust assets will be distributed among the Settlor’s then living descendants as determined by the the Trustee in the Trustee’s discretion. If there are no descendants of the Settlor then living, the remaining trust property will be divided into equal shares for the then living grandchildren of Charles F. Dolan or, if none, into equal shares for the next generation of the then living descendants of Charles F. Dolan and will be distributed to such persons or to any trust or trusts for their benefit. If there are no then living descendants of Charles F. Dolan, any remaining trust property will pass to a charitable organization or organizations.

Each Beneficiary has a right of withdrawal with respect to certain contributions made to the 2012 Descendants Trust of which he or she is a beneficiary that constitute a gift within the meaning of Chapter 12 of the Internal Revenue Code and that do not exceed the gift tax exclusion found in Section 2503(b) of the Code. If the right of withdrawal is not exercised, such right lapses with respect to all or a certain portion of such gift on each of the following dates: (i) 30 days following the Settlor’s death, (ii) the last day of the calendar year in which such gift is made (or 60 days following the gift, if later), and (iii) the first day of the subsequent calendar year. A donor may deny any Beneficiary the right of withdrawal with respect to a gift. To the extent of this right of withdrawal, each Beneficiary may be said to have a direct economic interest in assets of the trust in which he or she has a beneficial interest, including, if applicable, securities of the Issuer which may be contributed as a gift to such 2012 Descendants Trust. Currently, no portion of trust assets may be withdrawn by any Beneficiary of any 2012 Descendants Trust pursuant to the right of withdrawal.

Except to the extent of the right of withdrawal, the Beneficiaries of the 2012 Descendants Trusts have only a contingent economic interest in any securities of the Issuer held by the 2012 Descendants Trusts because the 2012 Descendants Trustee or Trustees of each such trust has the sole discretion to distribute or accumulate the income and the sole discretion to distribute the principal of the 2012 Descendants Trust to the Beneficiaries.

The following table lists each 2012 Descendants Trust’s name and the names of its beneficiaries (each a “Current Beneficiary”).

Name of Trust	Current Beneficiaries
Kathleen M. Dolan 2012 Descendants Trust	Kathleen M. Dolan’s descendants
Marianne E. Dolan Weber 2012 Descendants Trust	Marianne E. Dolan Weber’s descendants
Deborah A. Dolan-Sweeney 2012 Descendants Trust	Deborah A. Dolan-Sweeney’s descendants
Patrick F. Dolan 2012 Descendants Trust	Patrick F. Dolan’s descendants

Kristin A. Dolan is the sole Trustee of the CFD 2010 Grandchildren Trust FBO Aidan Dolan and the CFD 2010 Grandchildren Trust FBO Quentin Dolan (together, the “CFD Aidan and Quentin Trusts” and individually, a “CFD Aidan or Quentin Trust”). Until the beneficiary of each CFD Aidan or Quentin Trust attains age 21, the Trustee in the Trustee’s discretion may distribute the income of such trust to or to the use of such beneficiary. After the beneficiary of each CFD Aidan or Quentin Trust attains age 21, all of the net income of such trust will be distributed to such beneficiary. In addition, during the continuance of the relevant CFD Aidan or Quentin Trust, the Trustee in the Trustee’s discretion may distribute the principal of the relevant CFD Aidan or Quentin Trust to or to the use of the respective beneficiary.

After the death or incompetence of both Charles F. Dolan and Helen A. Dolan, James L. Dolan, or after the death or incompetence of James L. Dolan, Kristin A. Dolan, will have the power to appoint additional and/or successor Trustees, including himself or herself, and to remove Trustees of each CFD Aidan or Quentin Trust. After the death of Kristin A. Dolan, a majority of the competent adult children of Charles F. Dolan will have the power to appoint additional and/or successor Trustees, including themselves, and to remove Trustees. In the event that a beneficiary becomes a Trustee of his trust, distributions of income and principal from such trust will be made in the discretion of the non-beneficiary Trustee. Charles F. Dolan has the right to substitute assets with each of the CFD Aidan and Quentin Trusts, subject to the Trustee’s reasonable satisfaction that the substitute assets received by the trust are of equal value to the trust property exchanged therefor.

Upon the respective beneficiary attaining age 40, the relevant CFD Aidan or Quentin Trust terminates and is to be distributed to such beneficiary. If the respective beneficiary dies before attaining age 40, such beneficiary has a testamentary power of appointment over his trust, except that any shares of Class B Common Stock can only be appointed in further trust for the benefit of any one or more of the descendants of Charles F. Dolan. In default of the exercise of such power of appointment, the relevant CFD Aidan or Quentin Trust will be divided into separate continuing trusts for the respective beneficiary’s then-living descendants, per stirpes, or if none, for James L. Dolan’s then-living descendants, per stirpes, or if none, for Charles F. Dolan’s then-living grandchildren, in equal shares. If there are no such living grandchildren, the trust principal will be distributed to the Dolan Family Foundation or any successor thereto or, if it is not then in existence, to a charitable organization.

Each beneficiary has a right of withdrawal with respect to certain contributions made to his trust that constitute a gift within the meaning of Chapter 12 of the Internal Revenue Code, and that do not exceed the gift tax exclusion found in Section 2503(b) of the Code. If the right of withdrawal is not exercised, such right lapses with respect to all or a certain portion of such gift on each of the following dates: (i) 30 days following Charles F. Dolan’s death, (ii) the last day of the calendar year in which such gift is made (or 60 days following the gift, if later), and (iii) the first day of the subsequent calendar year. A donor may deny the beneficiary the right of withdrawal with respect to a gift. To the extent of this right of withdrawal, the beneficiary of such trust may be said to have a direct economic interest in trust assets, including, if applicable, securities of the Issuer which may be contributed as a gift to his trust. Currently, no portion of trust assets may be withdrawn by either beneficiary pursuant to the right of withdrawal.

Except to the extent of the right of withdrawal, each beneficiary of the CFD Aidan and Quentin Trusts currently has only a contingent economic interest in any securities of the Issuer held by the CFD Aidan and Quentin Trusts because Kristin A. Dolan, as Trustee of the CFD Aidan and Quentin Trusts, has the sole discretion to distribute or accumulate the income of each trust until its respective beneficiary reaches age 21 and the sole discretion to distribute the principal of the CFD Aidan and Quentin Trusts to their respective beneficiaries.